Exhibit 99.1

eMagin Announces Departure of Interim CEO

BELLEVUE, Wash.-- eMagin Corporation (OTCBB:EMAN) announced today that the Company’s Interim Chief Executive Officer, Dr. K C Park, has resigned to pursue other opportunities.  Dr. Park joined the Company in 1998, and has served as Interim CEO since January 2007. Admiral Thomas Paulsen, the Company’s Non-Executive Chairman of the Board, will serve as acting President and Interim Chief Executive Officer until a successor is announced.

“I want to personally thank our employees, the Board of Directors, and our customers for the support they have provided to me. It has been a pleasure to work with the talented people at eMagin,” said Dr. Park. “eMagin is a company with tremendous potential and I am confident of the team’s ability to fulfill that potential.”

“On behalf of eMagin and the Board, I would like to thank KC for his valuable contributions to the Company not only as Interim CEO but for his efforts over the past decade,” said Admiral Paulsen. “We wish him every success in his future endeavors.”

Dr. Park has also resigned from the Company’s Board of Directors, but will remain as a consultant to the Company.

Admiral Paulsen has served as a Director since 2003 and was appointed Chairman in August 2006. He served for over 34 years in the US Navy in Command Control, Communications and Intelligence (C3I), Telecommunications, Network Systems Operations, Computers and Computer Systems Operations until his retirement in 1994 as a Rear Admiral. He then served as Chief Information Officer for Williams Telecommunications.

eMagin was recently named to Deloitte's prestigious Washington State Technology Fast 50, on which eMagin ranked 15th on the listing of the 50 fastest growing technology, media, telecommunications, and life sciences companies in the state, based on the Company's 284% growth in revenue from 2002 through 2006. eMagin has reported nine consecutive quarters of revenue growth and, through the first nine months of 2007, accelerated its growth rate by increasing 130% over the equivalent period in 2006.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin Microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor(TM) provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. For more information about eMagin and its OLED Microdisplays, visit www.emagin.com.

CONTACT:
Susan Jones, 425-749-3614
sjones@emagincorp.com

Michael Fowler, CFO, 425-749-3622
mfowler@emagin.com
SOURCE: eMagin Corporation